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                                               FILED PURSUANT TO RULE 424(B)(3)
                                                    REGISTRATION NO. 333-180965


AXA Equitable Life Insurance Company ("AXA EQUITABLE")

SUPPLEMENT DATED DECEMBER 16, 2013 TO THE CURRENT PROSPECTUS FOR

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INCENTIVE LIFE OPTIMIZER(R) II
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FOR USE IN FLORIDA ONLY.

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the "Prospectus"). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged and the Prospectus is hereby incorporated by reference. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

Subject to eligibility requirements, an optional rider may be added to your policy at issue that provides an acceleration of all or part of the policy's death benefit in the form of monthly payments if the insured becomes chronically ill or cognitively impaired and is receiving qualified long-term care services in accordance with a plan of care. This is our Long-Term Care Services Rider/SM/. The monthly rate charged for this rider varies based on the individual characteristics of the insured, the benefit percentage you select and whether you select the rider with or without the optional Nonforfeiture Benefit. You can terminate this rider at any time, subject to any continuation of coverage under the optional Nonforfeiture Benefit, if elected.

The current national version of the Long-Term Care Services/SM/ Rider is described in your current prospectus under "More information about policy features and benefits." The purpose of this Supplement is to describe the new Long-Term Care Services Rider/SM/ that is available in Florida on or about December 16, 2013. This Supplement makes references to the corresponding sections of your Prospectus.

"Appendix V: State policy availability and/or variations of certain features and benefits" describes certain variations from the standard Long-Term Care Services/SM/ Rider that are specific to the form of the rider sold in some states. This Supplement updates "Appendix V: State policy availability and/or variations of certain features and benefits" by replacing the existing description of certain variations that apply to the version of the Long-Term Care Services/SM/ Rider available in Florida with the following:


                   EVM 25 (12/13)                                151179 (12/13)
                   IL Optimizer(R) II (IF/NB)                           #637510

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STATE    FEATURES AND BENEFITS        AVAILABILITY OR VARIATION
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FLORIDA  Long Term Care Services/SM/  In Florida, we refer to this rider as the "Long Term Care
         Rider                        Insurance Rider" (Rider Form No. R12-10FL).

         See "Long Term Care          The monthly charge per $1,000 of the amount for which
         Services Rider/SM/" in       we are at risk is as follows:
         "Risk/benefit summary:
         Charges and expenses you     With the optional Nonforfeiture benefit:
         will pay"                       Highest: $1.19
                                         Lowest: $0.07
                                         Representative: $0.17

                                      Without the optional Nonforfeiture benefit:
                                         Highest: $1.19
                                         Lowest: $0.07
                                         Representative: $0.17

         See "Long Term Care          The following paragraph replaces the second paragraph in
         Services/SM/ Rider" under    this section in its entirety:
         "Other benefits you can add
         by rider" in "More           An individual qualifies as "chronically ill" if they have been
         information about policy     certified by a licensed health care practitioner as being
         features and benefits"       unable to perform, without substantial assistance from
                                      another person, at least two activities of daily living for a period of at least 90 days due to a loss of functional
                                      capacity; or requiring substantial supervision for protection from threats to health and safety due to severe cognitive
                                      impairment.

                                      The following two sentences replace the final two
                                      sentences of the third paragraph of this section in their
                                      entirety:

                                      We also, at our own expense, may have the insured person
                                      examined as often as reasonably necessary while a claim is pending. This rider may not cover all of the costs associated with long-term care services which may be incurred by the
                                      buyer of this rider during the insured person's period of
                                      coverage.

                                      ELIMINATION PERIOD
                                      The "Elimination Period" subsection is replaced in its
                                      entirety with the following:

                                      .  Elimination Period. The Long-Term Care Services/SM/
                                      Rider has an elimination period that is the required period of time while the rider is in force that must elapse before any benefit is available to the insured person under this
                                      rider. The elimination period is 90 days, beginning on the first day of any qualified long-term care services that are provided to the insured person. Generally, benefits under
                                      this rider will not be paid until the elimination period is satisfied, and benefits will not be retroactively paid for the elimination period. The elimination period can be satisfied by any combination of days of a long-term care facility
                                      stay or days of home health care, and the days do not
                                      have to be continuous. There is no requirement that the
                                      elimination period must be satisfied within a consecutive
                                      period of 24 months starting with the month in which
                                      such services are first provided. The elimination period
                                      must be satisfied only once while this rider is in effect.
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 STATE       FEATURES AND BENEFITS        AVAILABILITY OR VARIATION
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FLORIDA      See "Long Term Care          PERIOD OF COVERAGE
(CONTINUED)  Services/SM/ Rider" under    The first paragraph of the "Period of coverage" subsection
             "Other benefits you can add  is replaced in its entirety with the following:
             by rider" in "More
             information about policy     .  PERIOD OF COVERAGE. The period of coverage is the
             features and benefits"       period of time during which the insured receives services that are covered under the Long-Term Care Services/SM/ Rider and for which benefits are payable. This begins on the first day covered services are received after the end of the elimination period. A period of coverage will end on the earliest of the following dates:

                                          1. the date we receive the notice of release which must be sent to us when the insured person is no longer receiving
                                          qualified long-term care services;

                                          2. the date we determine the insured person is no longer
                                          eligible to receive qualified long-term care services under this rider;

                                          3. the date you request that we terminate benefit payments under this rider;

                                          4. the date the accumulated benefit lien amount equals the maximum total benefit (or if your coverage is continued as a Nonforfeiture benefit, the date the maximum total
                                          Nonforfeiture Benefit has been paid out);

                                          5. the date you surrender the policy (except to the extent of any Nonforfeiture Benefit you may have under the rider);

                                          6. the date we make a payment under the living benefits
                                          rider (for terminal illness) if it occurs before coverage is continued as a Nonforfeiture Benefit; or

                                          7. the date of death of the insured person.

                                          PREEXISTING CONDITION
                                          No benefits will be provided under this rider during the first
                                          180 days from the effective date of the policy for long-term care services received by the insured person due to a
                                          preexisting condition. However, each day of services
                                          received by the insured person for a preexisting condition during the first 180 days that this rider is in force will count toward satisfaction of the elimination period.
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 STATE       FEATURES AND BENEFITS        AVAILABILITY OR VARIATION
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FLORIDA      See "Long Term Care          The following paragraph replaces the first paragraph in this
(CONTINUED)  Services/SM/ Rider" under    section in its entirety:
             "Optional rider charges" in
             "More information about      .  LONG-TERM CARE SERVICES/SM/ RIDER. If you choose this
             certain policy charges "     rider without the Nonforfeiture Benefit, on a guaranteed
                                          basis, we may deduct between $0.07 and $1.19 per $1,000
                                          of the amount for which we are at risk under the rider from your policy account value each month. If you choose this
                                          rider with the Nonforfeiture Benefit, on a guaranteed basis, we may deduct between $0.07 and $1.19 per $1,000 of the
                                          amount for which we are at risk under the rider. We will
                                          deduct this charge until the insured reaches age 121 while the rider is in effect, but not when rider benefits are being paid. The amount at risk under the rider depends on the
                                          death benefit option selected under the policy. For policies with death benefit Option A, the amount at risk for the rider is the lesser of (a) the current policy face amount, minus the policy account value (but not less than zero); and (b) the current long-term care specified amount. For policies with death benefit Option B, the amount at risk for the rider is the current long-term care specified amount. The current
                                          monthly charges for this rider may be lower than the
                                          maximum monthly charges.
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     Distributed by affiliate AXA Advisors, LLC and for certain contracts co-distributed by affiliate
                             AXA Distributors, LLC
                          1290 Avenue of the Americas
                              New York, NY 10104.

              Copyright 2013 AXA Equitable Life Insurance Company
                             All rights reserved.

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          1290 AVENUE OF THE AMERICAS
                              NEW YORK, NY 10104
                                 212-554-1234

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